Exhibit 99.1

THERMOGENESIS CORP. ANNOUNCES
THIRD QUARTER FISCAL 2008 RESULTS

RANCHO CORDOVA, CA., (May 7, 2008)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today reported results for the third quarter and first nine months of fiscal 2008. Separately, the Company announced an Amended and Restated Distribution Agreement with General Electric Health Care (GEHC).

Revenues for the quarter ended March 31, 2008, were $5.6 million, an eight percent increase over revenues of $5.2 million in the same period a year ago. Total disposable revenues were $3.0 million, a 25 percent increase over disposable revenues of $2.4 million in the third quarter a year ago.

The Company reported a net loss of $2.7 million, or $0.05 per share, versus a net loss of $1.0 million, or $0.02 per share, in the same period a year ago. At March 31, 2008, the Company had $29 million in cash, cash equivalents and short-term investments. Total cancellable backlog at the end of the quarter was $4.3 million. This compares with $2.3 million in the same period a year ago and $3.9 million at the end of the most recent quarter.

“Our results for the quarter reflect the continued growth in sales of our AXP™ AutoXpress Platform (AXP) devices and disposable bag sets as we have continued to experience both increased demand and improved manufacturing yields,” said Dr. William Osgood, the Company’s Chief Executive Officer. The Company said it shipped 6 BioArchive devices during the quarter versus 7 in the same quarter a year ago.

“With respect to the voluntary recall of certain AXP bag sets that we announced in late February, I am pleased to report that as of now we have successfully reconditioned about 50 percent of the recalled bag set lots, all having passed the necessary pyrogen test with no exceptions,” he added. “We expect to have completed our testing and reconditioning of the remaining available lots in the near future and are confident that all remaining lots will pass testing.”

The Company said its gross margin was impacted by costs related to the recall. The increase in operating expenses was due primarily to legal expenses incurred in connection with the realignment of its distribution agreement with GEHC, increase in research and development expenses for work related to its Vantus™, Inc. subsidiary and costs associated with the newly created position of Chief Technology Architect that were not incurred in the prior year.

“As outlined in our other announcement today, we are delighted over our new relationship with GEHC. It enables us to maximize the value of our offerings, while continuing to pursue areas of mutual interest with them,” Osgood said.

“We are very excited about the potential opportunities available to us with our MarrowXpress™ program, which is a version of our AutoXpress Platform targeted to the processing of bone marrow. We expect to receive a CE Mark in the very near future and are within days of filing our 510(k) submission to the FDA. We have identified several potential customers who plan to use the device in clinical trials and the practice of medicine in the areas of orthopedic surgery, cardiac ischemia and critical limb ischemia.”

“We are also hitting our key milestones with our Vantus subsidiary, the stem cell laboratory services company we announced last quarter that is focused initially on the equine stem cell market. Our new collaboration with UC Davis is making rapid progress and we are now working with several breeders with an eye toward commencing full operations at Vantus at the beginning of calendar 2009,” Osgood continued.

“With the realignment of the GEHC agreement and progress made on the recall, we have addressed two key issues impacting our business and are now focused on the many opportunities in regenerative medicine that are in front of us. We are continuing to drive our turnaround strategy by solidifying our current businesses and adapting our technologies to new and even larger markets,” Osgood said.

For the first nine months of fiscal 2008, ThermoGenesis reported revenues of $14.8 million versus $13.2 million in the first nine months of fiscal 2007. Disposable revenues were $7.5 million, a 44 percent increase over disposable revenues of $5.2 million a year ago. The Company reported a net loss of $6.7 million, or $0.12 per share, compared with a net loss of $4.2 million, or $0.08 per share, in the same period a year ago.

With the continued successful fulfillment of our existing AXP disposables backlog and anticipated BioArchive sales, we believe we can realize close to our previously indicated fourth quarter revenue goal of $7 million, despite the transition resulting from our amended agreement with GEHC.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	412-858-4600
Conference name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit: http://www.thermogenesis.com/investor_relations/index.asp.

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the reply:
Access number (U.S.):	877-344-7529
Access number (International):	412-317-0088
Conference ID#:	“385107”

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31, 2008	June 30,
		2007
ASSETS
Current assets:
Cash and cash equivalents	$11,152,000	$5,730,000
Short term investments	17,891,000	27,649,000
Accounts receivable, net	3,565,000	3,226,000
Inventories	4,662,000	5,046,000
Other current assets	243,000	415,000

Total current assets	37,513,000	42,066,000
Equipment, net	1,635,000	1,602,000
Other assets	73,000	122,000

	$39,221,000	$43,790,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,476,000	$2,074,000
Other current liabilities	2,592,000	2,233,000

Total current liabilities	5,068,000	4,307,000
Long-term liabilities	1,154,000	1,671,000
Stockholders’ equity	32,999,000	37,812,000

	$39,221,000	$43,790,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
	(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net revenues	$5,645,000	$5,210,000	$14,764,000	$13,231,000
Cost of revenues	4,144,000	3,438,000	10,144,000	8,958,000

Gross profit	1,501,000	1,772,000	4,620,000	4,273,000

Expenses:
Selling, general and administrative	2,550,000	2,201,000	7,327,000	6,813,000
Research and development	1,902,000	1,034,000	5,015,000	2,969,000

Total operating expenses	4,452,000	3,235,000	12,342,000	9,782,000
Interest and other income, net	271,000	426,000	1,025,000	1,346,000

Net loss	($2,680,000)	($1,037,000)	($6,697,000)	($4,163,000)

Basic and diluted net loss per common share	($0.05)	($0.02)	($0.12)	($0.08)

Shares used in computing per share data	55,701,175	55,266,175	55,687,286	55,103,539

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net loss	($6,697,000)	($4,163,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	402,000	347,000
Stock based compensation expense	1,618,000	614,000
Accretion of discount on short-term investments	(782,000)	(969,000)
Loss on sale of equipment	—	9,000
Net change in operating assets and liabilities:
Accounts receivable, net	(339,000)	(335,000)
Inventories	245,000	(1,911,000)
Other current assets	172,000	83,000
Other assets	49,000	(16,000)
Accounts payable	402,000	215,000
Accrued payroll and related expenses	(121,000)	(93,000)
Deferred revenue	(545,000)	(102,000)
Other current liabilities	522,000	320,000

Net cash used in operating activities	(5,074,000)	(6,001,000)

Cash flows from investing activities:
Capital expenditures	(296,000)	(328,000)
Purchase of investments	(27,460,000)	(37,743,000)
Maturities of investments	38,000,000	49,000,000

Net cash provided by investing activities:	10,244,000	10,929,000

Cash flows from financing activities:
Payments on capital lease obligations	(14,000)	(13,000)
Exercise of stock options and warrants	266,000	1,140,000

Net cash provided by financing activities	252,000	1,127,000

Net increase in cash and cash equivalents	5,422,000	6,055,000
Cash and cash equivalents at beginning of period	5,730,000	3,527,000

Cash and cash equivalents at end of period	$11,152,000	$9,582,000

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

•	AXP™ AutoXpress Platform (AXP™) is a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product. The MarrowXpress is used for isolating stem cells from bone marrow. ThermoGenesis sells the MarrowXpress directly to global customers.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. We received FDA approval to market the CryoSeal FS System in liver resection surgeries in July 2007. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2008, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2008. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward- looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the
Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

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